Exhibit 99.1

Computer Vision Systems Laboratories Corp. Advances Guidewire Technology with the successful fabrication of its patented maneuverable guidewire

BOCA RATON, FL   January 3, 2012  (Marketwire) –Computer Vision Systems Laboratories Corp. (CVSL.OB  OTCBB) , announced today that it has successfully fabricated its patented maneuverable guidewire  in cooperation with a leading guidewire fabrication company.  This breakthrough gives Computer Vision Systems Laboratories (“CVSL”) the necessary proof of design and will allow it to conduct demonstrations of the device for interested parties and potential strategic partners.

CVSL  will  continue work to make any refinements as may be necessary once the product is put in the hands of doctors, and feedback is received. CVSL plans to aggressively seek strategic partners through licensing agreements and joint ventures to manufacture and/or distribute the guidewire. Chief Executive Officer Thomas DiCicco, said” the device works so well that it has exceeded my expectations.  I believe it is the only maneuverable guidewire of its type in the industry. We have a video of the device in action on our web site.  I invite any interested parties to contact me since it is CVSL’s  business objective to provide the device through qualified distributors and or to license to manufacturers in the industry”.

To view the video of the guidewire in action, please visit: http://cvslab.com/page.php?id=18

About the Maneuverable Guidewire

This guidewire (US Patent 7,141,024 Nov 28, 2006)  is unique, easy to use, and intended for use in all PTCA procedures. The maneuverable coiled guidewire is based on the “Buckling” theory in which the tip is bent according to the force applied to it. It is made of a super elastic NiTi (nickel titanium) PTFE (Teflon) coated coil and a thin wire disposed in it. The distal end of the coil is treated in such a way that when the inner wire is pulled the distal tip buckles and bends accordingly.   This feature is designed to allow the doctor to easily maneuver through the most tortuous vessels.

About Computer Vision Systems Laboratories

Computer Vision System Laboratories Corp, is currently traded on the OTC BB and OTCQB under the symbol CVSL.OB. CVSL  is not generating any revenue at this time, either from the FDA 510k cleared Sentinel BreastScan or from its guidewire patent. New funding is critical to the future growth of CVSL. Once funded CVSL  plans to lease the Sentinel BreastScan directly to doctors and other qualified medical professionals through a third party leasing company. CVSL will seek strategic partners in the industry with which it will promote its guidewire product.  Potential partners include St. Jude Medical (STJ—NYSE), Cordis , a Johnson and Johnson company (JNJ—NYSE),  Boston Scientific (BSX—NYSE), Coviden (COV—NYSE),  Vascular Solutions (VASC—NASDAQ). Parties interested in discussing the guidewire  or investment opportunities  may contact the CEO at  thomasdicicco@CVSLAB.com.